EXHIBIT 23(p)(i)

                                 CODE OF ETHICS

                           LAKE SHORE FAMILY OF FUNDS
                           LAKE SHORE FUND GROUP, LLC

                                  JUNE 14, 2000

A.   INTRODUCTION
     ------------

     Rule 17j-1 under the Investment Company Act of 1940 (the "Act") requires registered investment companies and their investment advisers to adopt codes of ethics and reporting requirements to prevent fraudulent, deceptive or manipulative practices. Lake Shore Family of Funds (the "Trust") is registered as an open-end management investment company under the Act. Lake Shore Fund Group, LLC (the "Adviser") is the investment adviser of the Trust. Except as otherwise specified herein, this Code of Ethics (the "Code") applies to all employees, members, officers, directors and trustees of the Adviser and the Trust.

     This Code is based on the principle that the officers, directors, trustees, members and employees of the Adviser and the Trust have a fiduciary duty to place the interests of the Trust before their own interests, to conduct all personal securities transactions consistently with this Code and to do so in a manner which does not interfere with the portfolio transactions of the Trust, or otherwise take unfair advantage of their relationship to the Trust. Persons covered by this Code must adhere to this general principle as well as comply with the specific provisions of this Code. Technical compliance with this Code will not insulate from scrutiny trades which indicate an abuse of an individual's fiduciary duties to the Trust.

B.   DEFINITIONS
     -----------

     1. "Access Person" means (i) any employee, member, director, principal, trustee or officer of the Trust or the Adviser, (ii) any employee of any company in a control relationship to the Trust or the Adviser who, in the ordinary course of his or her business, makes, participates in or obtains information regarding the purchase or sale of securities or a security being considered for purchase or sale for the Trust or whose principal function or duties relate to the making of any recommendation to the Trust regarding the purchase or sale of Securities or (iii) any natural person in a Control relationship to the Trust or the Adviser who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a Security. A natural person in a Control relationship or an employee of a company in a Control relationship does not become an "Access Person" simply by virtue of the following: normally assisting in the preparation of public reports, but not receiving information about current recommendations or trading; a single instance of obtaining knowledge of current recommendations or trading activity; or, infrequently and inadvertently obtaining such knowledge. The Compliance

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          Officer(s)  for  the  Trust  and  the  Adviser  are   responsible  for
          determining who are access persons.

     2. A Security is "being considered for purchase or sale" when the order to purchase or sell such Security has been given, or prior thereto when, in the opinion of an Investment Manager, a decision, whether or not conditional, has been made (even though not yet implemented) to make the purchase or sale, or when the decision-making process has reached a point where such a decision is imminent.

     3. "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect Beneficial Ownership shall apply to all Securities which an Access Person has or acquires. (See Appendix A for a more complete description.)

     4. "Compliance Officer" means Gregory J. Bauer or, in his absence, an alternative Compliance Officer (Robert A. McLaughlin), or their respective successors in such positions.

     5. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

     6. "Disinterested Trustee" means a trustee who is not an "interested person" within the meaning of Section 2(a)(19) of the Act.

     7. "Equivalent Security" means any Security issued by the same entity as the issuer or an entity under the common Control of the issuer, of a subject Security, including options, rights, warrants, preferred stock, restricted stock, phantom stock, bonds and other obligations of that company, or a security convertible into another Security.

     8. "Immediate Family" of an individual means any of the following persons who reside in the same household as the individual:

               child            grandparent       son-in-law
               stepchild        spouse            daughter-in-law
               grandchild       sibling           brother-in-law
               parent           mother-in-law     sister-in-law
               step-parent      father-in-law

          Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which the applicable Compliance Officer determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

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     9.   "Initial Public  Offering" means an offering of securities  registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

     10. "Investment Personnel" means those employees who, in connection with their regular functions or duties, provide information and advice to an Investment Manager or who help execute the Investment Manager's decisions.

     11. "Investment Manager" means any employee entrusted with the direct responsibility and authority to make investment decisions affecting the Trust.

     12. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

     13. "Purchase or sale of a Security" means the purchase or sale or any action to accomplish the purchase or sale of a Security for the account of an Access Person, and includes, without limitation, the writing, purchase or exercise of an option to purchase or sell a Security, conversions of convertible securities and short sales.

     14. "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include the following securities (the "Excluded Securities"): registered open-end investment companies, securities issued by the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as designated by the Adviser and the Board of Trustees of the Trust.

          Security does not include futures contracts or options on futures contracts (provided these instruments are not used to indirectly acquire an interest which would be prohibited under this Code).

C.   NOTIFICATION OF SUBJECT PERSONS
     -------------------------------

     The Compliance Officer shall notify each "Access Person" of the Trust that may be required to make reports pursuant to this Code that such person is subject to this Code and its reporting requirements and shall deliver a copy of this Code to each such person.

D.   PRE-CLEARANCE REQUIREMENTS
     --------------------------

     All Access Persons shall clear in advance of execution through the applicable Compliance Officer, or in the case of a request by the
     Compliance Officer, through the alternative Compliance Officer, any purchase or sale, direct or indirect, of any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership interest, including any acquisition of any direct or indirect Beneficial

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     Ownership  interest in any Securities in an Initial Public Offering or in a
     Limited Offering. The applicable Compliance Officer shall retain written records of such clearance requests.

     The applicable Compliance Officer will not grant clearance for any purchase or sale if the Security is currently being considered for purchase or sale or being purchased or sold by the Trust. If the Security proposed to be purchased or sold by the access person is an option, clearance will not be granted if the Securities subject to the option are being considered for purchase or sale as indicated above. If the Security proposed to be purchased or sold is a convertible security, clearance will not be granted if either that security or the securities into which it is convertible are being considered for purchase or sale as indicated above.

     The applicable Compliance Officer may refuse to preclear a transaction if he or she deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

     Clearance is effective, unless earlier revoked, until the earlier of (1) the close of business on the fifth trading day, beginning on and including the day on which such clearance was granted, or (2) the Access Person learns that the information provided to the Compliance Officer in such Access Person's request for clearance is not accurate. Clearance may be revoked at any time and is deemed revoked if, subsequent to receipt of clearance, the access person has knowledge that a Security to which the clearance relates is being considered for purchase or sale.

E.   EXEMPTED TRANSACTIONS
     ---------------------

     The pre-clearance requirements in Section D of this Code shall not apply to:

     1. Purchases or sales which are non-volitional on the part of either the Access Person or the Trust.

     2.   Purchases   or  sales  which  are  part  of  an   automatic   dividend
          reinvestment  plan,   systematic  cash  purchase  plan  or  systematic
          withdrawal plan.

     3. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

     4. Purchases or sales by a Disinterested Trustee or a member of his or her Immediate Family.

     5. A purchase or sale of Securities effected in any account over which the Access Person has no direct or indirect influence, control, or beneficial interest.

     6. A purchase or sale of Securities which are not eligible for purchase or sale by the Fund.

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     7.   Purchases or sales of Excluded Securities

     8. Purchases or sales of securities not included in the Standard & Poor's 500 Index

Access  Persons must remember that  regardless  of the  transaction's  status as
exempt  or  not  exempt,  the  Access  Person's  fiduciary   obligations  remain
unchanged.

F.   PROHIBITED ACTIONS AND TRANSACTIONS
     -----------------------------------

     Notwithstanding a grant of clearance under Section D hereof, the following actions and transactions are prohibited and will result in sanctions including but not limited to the sanctions expressly provided for in this Section.

     1. Investment personnel and investment managers shall not acquire, for any account in which such investment personnel or investment manager has a beneficial ownership interest, any security in an initial public offering.

     2. Access Persons shall not execute a securities transaction on a day during which the Trust has a pending buy or sell order in that same Security or an Equivalent Security until that order is executed or withdrawn. An Access Person shall disgorge any profits realized on trades within such period. This prohibition does not apply to Disinterested Trustees and their immediate families.

     3.   An Investment  Manager  shall not buy or sell a Security  within seven
          (7) calendar days before or after the Trust trades in that Security or an Equivalent Security unless the Trust's entire position in that Security or Equivalent Securities has been sold prior to the Investment Manager's transaction and the Investment Manager is also selling the Security. An Investment Manager shall disgorge any profits realized on trades within such period.

     4. Investment Personnel and Investment Managers shall not accept from any person or entity that does or proposes to do business with or on behalf of the Trust a gift or other thing of more than de minimis value or any other form of advantage. The solicitation or giving of such gifts by Investment Personnel and Investment Managers is also prohibited. For purposes of this subparagraph, "de minimis" means $100 or less if received in the normal course of business. If a question arises with respect to the receipt of a gift, gratuity or compensation, the issue should be reviewed by the Compliance Officer.

     5. Investment Personnel and Investment Managers shall not serve on the board of trustees of publicly traded companies, absent prior authorization from the applicable Compliance Officer provided, however, that any trusteeships held by such Investment Personnel or Investment Managers as of the date of the adoption of this Code of Ethics shall be deemed to be authorized. The applicable

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          Compliance  Officer will grant  authorization only if it is determined that the board service would be consistent with the interests of the Trust. In the event board service is authorized, such individuals serving as trustees shall be isolated from those making investment decisions through procedures designed to safeguard against potential conflicts of interest, such as a Chinese Wall policy or investment restrictions.

     6. Investment Personnel and Investment Managers shall not acquire a security in a Limited Offering, absent prior authorization from the applicable Compliance Officer. The applicable Compliance Officer will not grant clearance for the acquisition of a Security in a Limited Offering if it is determined that the investment opportunity should be reserved for the Trust or that the opportunity to acquire the Security is being offered to the individual requesting clearance by virtue of such individual's position with the Adviser or the Trust (as applicable). An individual who has been granted clearance to acquire Securities in a Limited Offering shall disclose such investment when participating in a subsequent consideration by the Trust of an investment in the issuer. A subsequent decision by the Trust to purchase such a Security shall be subject to independent review by Investment Personnel with no personal interest in the issuer.

     7. Investment Personnel and Investment Managers shall not purchase during the underwriting of the Security any Security which would be contrary to the Conduct Rules of National Association of Securities Dealers.

     8. Investment personnel and investment managers shall not engage in short sales or margin trades of securities.

     9. An Access Person shall not execute a securities transaction while in possession of material non-public information regarding the security or its issuer.

     10. An Access Person shall not execute a securities transaction which is intended to raise, lower, or maintain the price of any Security or to create false appearance of active trading (anti-market manipulation).

     11. An Access Person shall not execute a securities transaction involving the purchase or sale of a Security at a time when such access person intends, or knows of another's intention, to purchase or sell that Security (or an equivalent security) on behalf of the Trust. This prohibition would apply whether the transaction is in the same (e.g., two purchases) or the opposite (a purchase and sale) direction as the transaction of the Trust. This prohibition shall be eliminated, as to such Security, after such Security is (i) no longer being considered for purchase or sale by the Trust, or (ii) actually purchased or sold by the Trust, as the case may be.

     12. An Access Person shall not cause or attempt to cause the Trust to purchase, sell, or hold any Security in a manner calculated to create any personal benefit to such Access Person or his or her Immediate Family. If an Access Person or his or her

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          Immediate  Family  stands to  materially  benefit  from an  investment decision for the Trust that the Access Person is recommending or in which the Access Person is participating, the Access Person shall disclose to the persons with authority to make investment decisions for the Trust, any Beneficial Ownership interest that the Access
          Person or his or her Immediate Family has in such Security or an Equivalent Security, or in the issuer thereof, where the decision could create a material benefit to the Access Person or his or her Immediate Family or the appearance of impropriety.

G.   REPORTING
     ---------

     1. Each Access Person, except a Disinterested Trustee, shall arrange for the applicable Compliance Officer to receive directly from the broker-dealer effecting a transaction in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership interest, duplicate copies of each confirmation for each securities transaction and periodic account statements for each brokerage account in which such Access Person has any Beneficial Ownership interest, unless such information is provided pursuant to paragraph 2 of this Section.

     2. In the event an Access Person, other than a Disinterested Trustee, does not arrange for the provision of information by broker-dealers as required in the preceding paragraph 1, the Access Person shall report to the applicable Compliance Officer no later than ten (10) days after the end of each calendar quarter the information described below with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership interest in the Security and certify that he or she has reported all transactions required to be disclosed pursuant to the requirements of this Code, provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such Access Person does not have any direct or indirect influence:

          a. The date of the transaction, the title the interest rate and maturity date (if applicable) and number of shares, and the principal amount of each Security involved;

          b. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

          c.   The price of the Security at which the transaction was effected;

          d. The name of the broker, dealer or bank with or through which the transaction was effected; and

          e.   The date that the report is submitted by the Access Person.

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          Any such report may contain a statement  that the report  shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

     3. Each Access Person, except a Disinterested Trustee, shall upon commencement of employment and annually thereafter verify in writing that all transactions in any Security in which such Access Person has, or by reason of such transaction has acquired, any direct or indirect Beneficial Ownership in the Security have been reported to the applicable Compliance Officer. If an Access Person had no transactions during the year, such Access Person shall so advise the applicable Compliance Officer.

     4. Each Access Person, except a Disinterested Trustee, shall upon commencement of employment, and annually thereafter, disclose to the Compliance Officer in writing his or her current personal Securities holdings. The Holdings Report shall contain information current as of a date no more than 30 days before the Report is submitted.

     5. A Disinterested Trustee need only report a transaction in a Security if such trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that, during the 15-day period immediately preceding or the 15-day period immediately after the date of the transaction by the trustee, such Security was purchased or sold by the Trust or was being considered for purchase or sale by the Trust.

     6. The Adviser or the Trust may, in its discretion, require an Access Person to disclose in connection with a report, recommendation or decision of such Access Person to purchase or sell a Security any direct or indirect Beneficial Ownership by such person of such Security.

H.   CONFIDENTIALITY OF TRANSACTIONS AND INFORMATION
     -----------------------------------------------

     1. Every Access Person shall treat as confidential information the fact that a Security is being considered for purchase or sale by the Trust, the contents of any research report, recommendation or decision, whether at the preliminary or final level, and the holdings of the Trust and shall not disclose any such confidential information without prior consent from the applicable Compliance Officer. Notwithstanding the foregoing, the holdings of the Trust shall not be considered confidential after such holdings by the Trust have been disclosed in a public report to shareholders or to the Securities and Exchange Commission.

     2. Access Persons shall not disclose any such confidential information to any person except those employees and trustees who need such information to carry out the duties of their position with the Adviser or the Trust (as applicable).

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I.   SANCTIONS
     ---------

     Upon discovering a violation of this Code, the Adviser or the Board of Trustees of the Trust (as applicable) may impose such sanctions as it deems appropriate, including, without limitation, a letter of censure or suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Trustees of the Trust.

J.   CERTIFICATION OF COMPLIANCE
     ---------------------------

     Each Access Person, except a Disinterested Trustee, shall, annually certify that he or she has read and understands this Code and recognizes that he or she is subject hereto.

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                        APPENDIX A TO THE CODE OF ETHICS
                             "BENEFICIAL OWNERSHIP"

For purposes of this Code, "beneficial ownership" is interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership applies to all securities which an access person has or acquires. The Adviser and the Trust will interpret beneficial ownership in a broad sense.

A person is deemed to have "beneficial ownership" of securities over which such person, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power (which includes the power to vote or to direct the voting of such securities), or (b) investment power (which includes the power to dispose or direct the disposition of such securities).

A person is also deemed to be the beneficial owner of securities:

          (i) the beneficial ownership of which such person has the right, at any time within 60 days to acquire, including, without limitation, any right to acquire through the exercise of options, warrants or rights, the conversion of a convertible security or the revocation or automatic termination of a trust or discretionary account or similar arrangement;

          (ii) the beneficial ownership of which such person has the right to acquire (as specified in (i)) at any time, where such right is acquired for the purpose, or with the effect, of changing or influencing control of a fund, or in connection with or as a participant in any transaction having such purpose or effect; and

          (iii)with respect to which such person, directly or indirectly, through the creation or use of a trust, a proxy, power of attorney, pooling arrangement or any other contract, arrangement or device purports to have divested himself of beneficial ownership or to have prevented the vested of beneficial ownership as part of a scheme to evade the reporting requirements of Section 13(d) of the Securities Exchange Act of 1934.

In interpreting the provisions described above, the Securities and Exchange Commission has taken the position that a person has indirect beneficial ownership of securities where such person controls the person who has the power to direct the voting or investment of such securities.

The existence of beneficial ownership is clear in certain situations, such as: securities held in street name by brokers for an access person's account, bearer securities held by an access person, securities held by custodians, pledged securities, and securities held by relatives or others for an access person. An access person is also considered the beneficial owner of securities held by certain family members. The SEC has indicated that an individual is considered the beneficial owner of securities owned by such individual's immediate family. The relative's ownership of the securities may be direct (i.e., in the name of the relative) or indirect.

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An access person is deemed to have beneficial ownership of securities owned by a trust of which the access person is the settlor, trustee or beneficiary, securities owned by an estate of which the access person is the executor or administrator, legatee or beneficiary, and securities owned by a partnership of which the access person is a partner.

An access person must comply with the provisions of this Code with respect to all securities in which such access person has a beneficial ownership interest. If an access person is in doubt as to whether she or he has a beneficial ownership interest in a security, the access person should report the ownership interest to the applicable Compliance Officer. An access person may disclaim beneficial ownership as to any security on required reports.

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